[LETTERHEAD OF WIRELESS TELECOM GROUP, INC.]

  January 23, 2006

Mr. James M. Johnson, Jr.
1250 Dogwood Drive
Greensboro, GA 30642

Dear Mr. Johnson:

I am pleased to confirm an offer of employment to you to join Wireless Telecom Group Inc. (‘‘WTG’’ or the ‘‘Company’’) as its new Chief Executive Officer and your appointment by the Board of Directors effective as of January 23, 2006 to the Board of Directors as a Director and Vice Chairman as of the effective date of your acceptance of this offer. The terms of your offer are as follows:

Annual Base Salary: Your annual base salary will be $200,000.

Bonus: During your employment you will have an opportunity to earn an annual bonus, in the Company’s sole discretion, in the amount of $225,000 based on a review of your performance and the performance of the Company. The bonus will be based two-thirds on Revenue growth and one-third on Profit growth.

Your bonus for each year will be determined based on achieving a certain minimum Revenue and Profit compounded annual growth rate (‘‘CAGR’’), calculated by reference to the audited year-end results for each fiscal year during the relevant period (i.e., (i) for 2006, it will be determined based on the CAGR from 2005 to 2006, calculated by comparing the audited year-end results for the year ended December 31, 2006 to the base year year-end results for the year ended December 31, 2005; (ii) for 2007, it will be determined based on the two-year CAGR from 2005 to 2007, calculated by comparing the audited year-end results for the years ended December 31, 2006 and 2007 to the base year year-end results for the year ended December 31, 2005; and (iii) for 2008, it will be determined based on the three-year CAGR from 2005 to 2008, calculated by comparing the year-end results for the years ended December 31, 2006, 2007 and 2008 to the base year audited year-end results for the year ended December 31, 2005) and in accordance to the table below:

•	To the extent 20% CAGR is achieved, 100% of the bonus entitlement shall be paid;

•	To the extent 15% CAGR is achieved, 75% of the bonus entitlement shall be paid, except for 2006 then 100% of the bonus entitlement shall be paid;

•	To the extent 10% CAGR is achieved, 25% of the bonus entitlement shall be paid, except for 2006 then 50% of the bonus will be paid;

•	To the extent 0% CAGR is achieved, no bonus entitlement shall be paid, except for 2006 then 25% of bonus will be paid so long as there is no decrease in either the 2006 revenues or profits compared to the 2005 Revenue Base (as defined below) and 2005 Profit Base (as defined below), respectively; and

•	To the extent an intermediate CAGR is achieved, bonus will be treated by interpolation.

The base year for fiscal 2006, 2007 and 2008 revenues comparison shall be the annualized WTG consolidated revenues for the fiscal year ending 12/31/05, after taking into account the full 12-month consolidation effect of the recently acquired Willtek Communications GmbH (the ‘‘2005 Revenue Base’’). The base year for fiscal 2006 profits comparison shall be the annualized revenues for the third and fourth quarters of fiscal 2005, less the annualized total costs and expenses for the third and fourth quarter of fiscal 2005 (i.e. after taking into full effect the combined costs of WTG and its newly acquired assets and the effect of the $500,000 one time tax credit in 2005 (the ‘‘2005 Profit Base’’). For purposes of the Bonus calculation, the parties hereto agree that 2005 Revenue Base is $50.4 million and 2005 Profit Base is $3.8 million.

Mr. James M. Johnson, Jr.

Notwithstanding anything herein to the contrary, in the event that you are employed by the Company as its Chief Executive Officer at the end of the fiscal year ending December 31, 2007 or at the end of the fiscal year ending December 31, 2008 and the Company has achieved the applicable target CAGR for the two or three-year consecutive periods, as applicable, you shall be entitled to receive from the Company a catch-up bonus equal to the difference between any and all bonuses previously paid to you and the amount of Bonus you would have received if you had earned the Bonus percentage contemplated at the target CAGR level.

Relocation and Commutation: Should you accept this offer of employment, the Company will reimburse your relocation expenses up to $75,000 as and when actually accrued upon presentation of detailed receipts. Notwithstanding anything herein to the contrary and other than the aggregate relocation expenses allocation stated above, the Company shall not pay, and shall have no obligation or liability with respect to any commutation expenses (including, without limitation, transportation, hotels, meals, etc.).

Equity: You will be eligible to receive 500,000 qualified stock options, which will vest 50% in 2008 and 50% in 2009, at the option price as of the date this offer is formally accepted, or as otherwise appropriate, as determined by the WTG attorney. In the event of a Change of Control of the Company (as defined herein), there will be accelerated vesting of the foregoing options as follows:

•	If the Change of Control occurs at anytime between the date of your acceptance of employment and December 31, 2007, then 250,000 stock options will vest upon such change of control during this time period.

•	If the Change of Control occurs at anytime between January 1, 2008 and December 31, 2009, then the aggregate of the 500,000 stock options will be vested during this time period

•	For purposes herein, ‘‘Change of Control’’ means the occurrence of any of the following; (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, or all or substantially all of the assets of the Company to any entity, person, or group; or (b) any entity, person, or group that becomes, directly or indirectly, the owner of more than fifty percent (50%) of the voting stock of the Company by way of merger, consolidation, or other business combination, other than a transaction involving only the Company or one or more of its subsidiaries. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by reason of any actions or events in which you participate in a capacity other than as an executive or director of the Company.

Location: It is expected that you will during business hours be physically resident at the Company’s facility in Parsippany, New Jersey during your course of employment unless you are traveling to some other location on Company business or if such date is a holiday or a vacation day.

Benefits: You shall be eligible for the full complement of fringe benefits available to other executives of the Company, pursuant to the eligibility terms set forth in the applicable plan or employee handbook.

At-Will Employment: Your employment with the Company is ‘‘at will’’, which means your employment may be terminated by you or the Company at any time for any reason, with or without notice, and in the case of a termination of employment by the Company, either with or without cause as deemed appropriate by the Company. In addition, this letter is an outline of the terms of our offer and is not intended to create a contract of employment between you and the Company.

Termination: Although it is intended that the relationship between you and the Company will be a successful one, in the event that your employment is terminated by the Company without cause within the first year of employment, the Company will pay you severance in the amount of $100,000. If your employment is terminated by the Company for cause or if you terminate your employment without cause, you shall be entitled to no further compensation, benefits or obligations from the Company and you will relinquish immediately all your positions with the Company including your seat on the Board of Directors. Additionally, should the Company terminate your employment without cause at any time, you will forfeit all rights to any unvested stock options and will relinquish your seat on the Board of Directors.

Mr. James M. Johnson, Jr.

For purposes herein, ‘‘Termination for Cause’’ shall mean (i) indicted of any crime (whether or not involving WTG) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, WTG to reputational or economic harm or regulatory sanction resulting in any monetary fine; or (iii) non-performance, neglect or gross misconduct in the performance of your duties hereunder; provided, however, with respect to subsection (iii), that you shall have received written notice from WTG setting forth the alleged act or failure to act constituting ‘‘cause’’ hereunder, and you shall not have cured such act or failure to act within ten (10) business days of your receipt of such notice.

Confidential Information: During your employment and for five (5) years thereafter, you shall hold in a fiduciary capacity all secret or confidential information, knowledge or data relating to the Company and its businesses (including without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs, or methods of promotion and sale) that you have obtained or obtain during your employment by the Company that is not public knowledge (‘‘Confidential Information’’). You shall not communicate divulge or disseminate Confidential Information at any time during or after your employment with the Company, except with prior written consent of the Company, or as otherwise required by law or legal process or as such use or disclosure may be required or use may be required in the course of performing your duties and responsibilities. In addition, you will be required to sign and return a Confidentiality and Non-Solicitation Agreement upon commencement of your employment as a condition of employment.

Restrictive Covenants: You shall not, without the prior written consent of WTG, directly or indirectly, for any reason:

a. During the period of your employment and for a period one (1) year thereafter, engage in, assist, or have any interest in, including without limitation as a principal, consultant, employee, owner, shareholder, director, officer, partner, member, advisor, agent, or financier, any entity that is or that is about to become engaged in any activity that is in competition with the Company;

b. During the period of your employment and for a period five (5) years thereafter:

i. Solicit any of the Company’s customers except on the Company’s behalf, or direct any current or prospective customer to anyone other than the Company for goods or services that the Company provides;

ii. Directly or indirectly influence any of the Company’s employees to terminate their employment with the Company or accept employment with any of the Company’s competitors;

iii. Interfere with any of the Company’s business relationships, including without limitation those with customers, suppliers, consultants, attorneys, and other agents, whether or not evidenced by written or oral agreements.

Entire Understanding: The parties hereto agree that this agreement reflects the entire understanding of the parties hereto relating to your employment and that no other understanding or agreement, either written or verbal, relating to your employment exists.

We are very pleased about the prospects for the future and we look forward to your joining us. If you have any questions, please feel free to call me.

Sincerely,
WIRELESS TELECOM GROUP, INC.
By: /s/ Paul Genova Paul Genova, President

Formally Agreed and accepted:

/s/  Monty Johnson  1/25/06
Signature  Date